Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Yuhe International, Inc.

We hereby consent to the use of our reports with respect to the consolidated balance sheets of Yuhe International, Inc. as of December 31, 2009, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, incorporated by reference in the prospectus constituting a part of the registration statement on Form S-3 to be filed on or about June 2, 2010.  We also consent to the use of our name and the reference to us in the Experts section of the Form S-3.

/s/ CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
June 2, 2010